Exhibit 10.4

FIRST COMMUNITY BANK

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

FIRST COMMUNITY BANK

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

Page

ARTICLE I	I-1

ARTICLE II	II-1

ARTICLE III	III-1

ARTICLE IV	IV-1

ARTICLE V	V-1

ARTICLE VI	VI-1

ARTICLE VII	VII-1

FIRST COMMUNITY BANK

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2009

PURPOSE

First Community Bank of America (the “Company”), previously established, effective as of January 1, 2005, the First Community Bank Deferred Compensation Plan (the “Plan”) to retain and reward a select management or highly compensated employee of the Company. The Plan has been amended and restated effective as of January 1, 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and is hereby further amended and restated, effective as of January 1, 2009, to clarify certain provisions describing the benefits payable under the Plan and how these benefits comply with Section 409A of the Code. The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who substantially contribute to the success of the Company with deferred compensation benefits.

ARTICLE I

Definitions

Whenever used hereinafter, the following terms shall have the meaning set forth below.

(a) “Accrued Benefit” shall mean the retirement benefit, which the Participant has earned, based on his Final Compensation as of the date of determination and calculated in accordance with paragraph (a) of Article III if the Participant has attained age 65 at the time of determination, or paragraph (b) of Article III if the Participant has not attained age 65 at the time of determination.

(b) “Actuarial Present Value” shall mean, with respect to determining the amount of a lump sum payment, an amount determined by using a six and one half percent (6.5%) discount rate and the Age 85 Mortality Table.

(c) “Beneficiary” shall mean the person or persons designated by a Participant in writing who are to receive any benefits under the Plan after the Participant’s death. If the Participant does not select a Beneficiary under this Plan on forms provided for that purpose by the Plan Administrator, the Participant’s Beneficiary shall be the Participant’s estate. The Beneficiary may be changed at any time by filing a new form with the Plan Administrator.

(d) “Change in Control” shall mean the occurrence of any one (1) or more of the following events:

(1) A change in the effective control of the Company, which occurs only on either of the following dates:

(A) The date any person or more than one person acting as a group (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company representing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(B) The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a “change in the effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(2) The date any person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the Company’s assets; provided that the transaction must constitute a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to have occurred if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote.

(e) “Claimant” shall mean a Participant or Beneficiary.

(f) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

(g) “Company” shall mean First Community Bank of America and its successors.

(h) “Compensation” shall mean base salary, bonus and incentive compensation mounts received by a Participant from the Company. Compensation shall not include any salary reductions made pursuant to a plan described in Section 125 or Section 401 (k) of the Code. Compensation shall not include any amounts realized from the exercise of a non-qualified stock option or amounts realized from restricted stock or qualified stock options.

(i) “Early Retirement Age” shall mean the Participant’s attainment of age 60.

(j) “Final Compensation” shall mean the Compensation received by the Participant over the twelve months immediately preceding the Participant’s last day of full-time employment.

(k) “Normal Retirement Age” shall mean the Participant’s attainment of age 65, or if later, the Participant’s age as of the date employment with the Company is terminated.

(I) “Participant” shall mean Kenneth Cherven.

(m) “Plan” shall mean the First Community Bank Deferred Compensation Plan hereby created and as it may be amended from time to time.

(n) “Plan Administrator” shall mean a committee appointed by the Company, or if no committee is appointed, the Company.

(o) “Plan Year” shall mean the 12-month period ending each December 31.

(p) “Separation from Service” shall mean the Participant’s termination of employment with the employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, the “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1 (h)(3).

(q) “Total and Permanent Disability” shall mean the Participant is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Company.

ARTICLE II

Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan, with all powers necessary to enable it to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) To determine all questions relating to the eligibility of Kenneth Cherven to participate or continue to participate in the Plan;

(B) To maintain all records and books of account necessary for the administration of the Plan and establish such accounting procedures as are necessary to administer the Plan;

(C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) To compute, certify and arrange for the payment of benefits to which the Participant or any Beneficiary is entitled;

(E) To process claims for benefits under the Plan by the Participant or any Beneficiary;

(F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2) The Plan Administrator may designate employees of the Company to assist the Plan Administrator in the administration of the Plan and perform ministerial duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company’s officers, legal and financial advisers and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c) Claims and Appeal Procedure for Denial of Benefits. A Participant or Beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Claimant determines the distribution procedures of the Plan have not provided him his proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits.

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The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits). The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period. The Plan Administrator’s notice to the Claimant must set forth:

(1) The specific reason for the denial;

(2) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3) A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed;

(4) Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5) In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents free of charge. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period. The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

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ARTICLE III

Benefits

(a) Normal Retirement Benefit. If the Participant retires on or after attaining his Normal Retirement Age, he will be entitled to receive an Accrued Benefit with an Actuarial Present Value equal to an annual income equal to 75% of the Participant’s Final Compensation for the life of the Participant. This Accrued Benefit shall be paid in the manner described in paragraph (a) of Article IV.

(b) Early Retirement Benefit. If the Participant retires on or after attaining his Early Retirement Age, but prior to reaching his Normal Retirement Age, he will be entitled to receive an Accrued Benefit with an Actuarial Present Value equal to an annual income equal to 60% of the Participant’s Final Compensation for the life of the Participant. This Accrued Benefit shall be paid in the manner described in paragraph (a) of Article IV.

(c) Death Benefit. In the event of the death of a Participant prior to actual retirement, the Participant’s Beneficiary shall be entitled to receive an Accrued Benefit with an Actuarial Present Value equal to an annual income equal to 60% of the Participant’s vested Accrued Benefit for the life of an individual with the same life expectancy as the Participant, determined immediately prior to his death.

(d) Disability Benefit. In the event a Participant has a Separation from Service by reason of a Total and Permanent Disability, such Participant shall be entitled to receive a benefit equal to his Accrued Benefit determined as of the date of his Separation from Service. This Accrued Benefit shall be paid in the manner described in paragraph (a) of Article IV.

(e) Termination of Employment Benefit.

(1) In the event that a Participant has a Separation from Service prior to his Early Retirement Age for any reason (other than Total and Permanent Disability or death), the Participant shall be entitled to a benefit equal to his vested Accrued Benefit determined as of the date of his Separation from Service. This Accrued Benefit shall be paid in the manner described in paragraph (a) of Article IV.

(2) In the event a Participant has a Separation from Service for any reason prior to becoming fully vested, the Participant shall forfeit all nonvested benefits under this Plan.

(f) Change in Control Benefit. In the event the Participant is terminated from employment and has a Separation from Service within two years of a Change in Control, the Participant will be entitled to an Accrued Benefit not less than his vested Accrued Benefit determined as of the date of the Change in Control. This Accrued Benefit shall be paid in the manner described in paragraph (a) of Article IV.

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(g) Vesting.

(1) The Participant shall vest in accordance with the following vesting schedule:

DATE	VESTED PERCENTAGE
Prior to July 1, 2010	0%
July 1, 2010	50%
July 1, 2011	55%
July 1, 2012	60%
July 1, 2013	66%
July 1, 2014	70%
July 1, 2015	75%
July 1, 2016	80%
July 1, 2017	85%
July 1, 2018	90%
July 1, 2019	95%
On or after July 1, 2020	100%

(2) Notwithstanding the foregoing, the Participant shall be fully vested upon attainment of Early Retirement Age or Normal Retirement Age or upon a Total and Permanent Disability.

(3) (A) Notwithstanding the foregoing, if a Participant’s employment is involuntarily terminated prior to July 1, 2014 for reasons other than “for cause” or the Participant is terminated prior to July 1, 2014 as a result of a Change in Control, he will be deemed to be 70% vested.

(B) If a Participant’s employment is involuntarily terminated “for cause,” he will be deemed to be 0% vested.

(C) For purposes of this paragraph, if the Participant is terminated as a result of his criminal conduct or misconduct involving moral turpitude, gross negligence in carrying out the directions of the Board of Directors of the Company, continued insubordination or intentional refusal to follow reasonable and legal directions of the Board, substance abuse or intentional violation of conflicts of interest policies established by the Board, he shall be considered as being terminated “for cause.”

(h) Forfeitures. Forfeited amounts under this Plan shall remain the property of the Company or, if applicable, the trust established pursuant to Article V.

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ARTICLE IV

Distribution of Benefits

(a) Time and Form of the Distribution of Benefits. The benefit payable to the Participant pursuant to Article III shall be paid in the form of a single lump sum payment to the Participant (or, in the case of death, the Participant’s Beneficiary) in an amount equal to the Actuarial Present Value of the Accrued Benefits described in Article III. Except as provided in subparagraph (c) below, this payment shall be made on the first day of the second month following the Participant’s (1) death or (2) Separation from Service for any reason.

(b) Tax Withholding. The Company may withhold, or require the withholding from any benefit payment which it is required to make, any federal, state or local taxes required by law to be withheld with respect to a benefit payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment. Upon discharge or settlement of such tax liability, the Company shall distribute the balance of such sum, if any, to a Participant, or if a Participant is then deceased, to the Beneficiary of the Participant. Prior to making any payment hereunder, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond, as the Company shall reasonably deem necessary for its protection.

(c) Delayed Distribution for Specified Employees. Notwithstanding the preceding subparagraph (a) of Article IV or any other provision in this Plan to the contrary, if the Participant is a “Specified Employee” of the Company (as defined in Treasury Regulation section 1.409A-1(i), at the time of the Participant’s Separation from Service, then any amounts payable with respect to the Participant as a result of the Participant’s Separation from Service shall not be paid until the first business day of the seventh calendar month following the date of the Participant’s Separation from Service, or, if earlier, within ninety (90) days following the Participant’s death.

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ARTICLE V

Financing

(a) Financing. The benefits under this Plan, and the expenses of administering the Plan and maintaining any trust created pursuant to paragraph (d) of this Article V, may be paid out of the general assets of the Company or any trust.

(b) No Trust Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a funded plan, a trust of any kind or a fiduciary relationship between the Company and a Participant, a Participant’s Beneficiary or any other person.

(c) Unsecured Interest. A Participant shall not have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Establishment of Trust.

(1) The Company may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

(2) The Company, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(e) Alternative Funding Vehicles. In addition to, or in place of, creating and maintaining a rabbi trust, the Company may implement other financing arrangements for the purpose of paying some or all of the benefits provided under this Plan.

(f) Subject to Claims. The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants employed by the Company shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to the Participants’ Accounts will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

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ARTICLE VI

Amendment and Termination

(a) Amendment and Termination. The Plan may be amended or terminated at any time, or from time to time, by the Company. Any such amendment or termination shall be ratified and approved by the Company’s board of directors. The ability of the Company to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b) Effect of Amendment or Termination.

(1) No amendment or termination of the Plan shall affect the rights of any Participant with respect to any Accrued Benefits determined as of the date of such amendment or termination.

(2) In the event that the Plan is terminated, the Participant’s Accrued Benefit shall be distributed to the extent permitted under Section 409A of the Code. The timing and manner of the distribution of benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder. No payment of any Participant’s benefit under the Plan may be accelerated as a result of the termination of the Plan unless:

(A) the Plan is terminated within the period of 30 days preceding or the 12 months following a “Change in Control” event (as the term is defined in Treasury Regulations Section 1.409A-3(i)(5));

(B) the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company;

(C) The Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (i) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (ii) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (iii) the Company does not adopt a new or replacement deferred compensation plan within 3 years after the date of termination of the Plan.

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ARTICLE VII

Miscellaneous

(a) Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company and the Participant, nor to be consideration for the employment of a Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company; the Participant shall remain subject to discharge or discipline as an employee to the same extent as if the Plan had not been adopted.

(c) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(d) State Law. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

(e) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company. No Participant in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.

(f) Recordkeeping. Appropriate records shall be maintained for the purpose of the Plan, subject to the supervision and control of the Plan Administrator.

(g) Gender. Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

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(h) Liability Limited. In administering the Plan neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(i) Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

(J) Severability. The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(k) Section 409A Compliance. The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

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IN WITNESS WHEREOF, this amendment and restatement of the Plan is effective as of the date first written above and has been executed on the date written below.

FIRST COMMUNITY BANK OF AMERICA

March 15, 2010	By:	/s/ Robert M. Menke
Date		Robert M. Menke, Chairman

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